Prospect Energy Corporation Increases Quarterly Dividend by 40% to $0.28 per Share

NEW YORK, NY -- 12/12/2005 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has declared a second fiscal quarter (for the fiscal year ending June 30, 2006) dividend of $0.28 per share, payable on December 29, 2005, to shareholders of record as of December 22, 2005. The ex-dividend date is December 20, 2005. This dividend marks an increase of $0.08 or 40% from the prior quarter's dividend of $0.20 per share, and the fifth consecutive quarterly increase. Prospect's annualized dividend yield is now approximately 8% based on its September 30, 2005 net asset value.

Prospect estimates its net investment income in the current quarter will reach approximately $2.0 million, or approximately $0.28 per share. After eliminating non-recurring expenses and adding investment return on previously setaside cash into treasuries for the full quarter, both on a pro forma basis, Prospect estimates its net investment income in the current quarter would have reached approximately $2.3 million, or approximately $0.33 per share, equivalent to an annualized dividend yield of approximately 9%, based on its September 30, 2005 net asset value.

Dividend History

Dividend Per Share        Quarter Ended
-------- --- -----        ------- -----
$0.28                     December 31, 2005
$0.20                     September 30, 2005
$0.15                     June 30, 2005
$0.125                    March 31, 2005
$0.10                     December 31, 2004
About Prospect Energy Corporation

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Accordingly, we are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, state, and federal rules and regulations. In addition, we have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Contact:

Please send investment proposals to:

Prospect Energy Corporation

John Barry
jbarry@prospectstreet.com
(212) 448-0702

Grier Eliasek
grier@prospectstreet.com
(212) 448-0702